Exhibit 21.1
GenCorp Inc.
Wholly Owned Subsidiaries

Aerojet-General Corporation	Ohio
Aerojet International, Inc.	California
Aerojet Investments Ltd.	California
Aerojet Ordnance Tennessee, Inc.	Tennessee
BPOU LLC	Delaware
AGC Office 1 LLC	California
Chemical Construction Corporation	Delaware
Cordova Chemical Company	California
Cordova Chemical Company of Michigan	Michigan
GT & MC, Inc.	Delaware
General Applied Science Laboratories, Inc.	New York
PJD, Inc.	Delaware
TKD, Inc.	California
GDX Automotive SAS	France
Snappon SA	France
GDX LLC	Delaware
Genco Insurance Limited	Bermuda
GenCorp Overseas Inc.	Ohio
GenCorp Realty Investments LLC	California
RKO General, Inc.	Delaware